Exhibit 10.16

EXECUTION COPY

EMPLOYMENT AGREEMENT (the “Agreement”) dated

as of February 12, 2013, between Tribune Company, a Delaware corporation (the “Company”), and Lawrence Wert (“Executive”).

WHEREAS, the Company and Executive desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company; and

WHEREAS Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to provide compensation (including equity) to Executive as described herein, and the Company would not otherwise grant such compensation to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1. Term; Certain Definitions. (a) The term of Executive’s employment under this Agreement shall be effective as of a date mutually agreed between the parties, which shall in no event be later than March 18, 2013 (such mutually agreed date, the “Effective Date”), and shall continue until December 31, 2016 (the “Initial Term”); provided, however, that the term of employment shall be extended automatically, without further action by either the Company or Executive, by one (1) additional year (each, a “Renewal Term”) first on such fourth anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter, unless, not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable, either Executive or the Company shall have notified the other in writing of his or its intention not to further extend the term of employment (a “Non-Renewal”). Executive’s employment under this Agreement may be terminated earlier than the expiration of the Initial Term or any Renewal Term, as applicable, at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.” If either party elects Non-Renewal, the Agreement will terminate at the end of the Initial Term or then-current Renewal Term, as applicable, or earlier than the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the provisions of Section 4.

(b) Capitalized terms not defined in this Agreement shall have the meanings given such terms on Annex A.

2. Duties and Responsibilities. (a) The Company hereby employs Executive, and Executive hereby accepts employment, subject to the terms and conditions contained herein, during the Term, as President, Local Broadcasting, of the Company, which responsibilities shall include management of the local television, radio, and CLTV stations. During the Term, Executive agrees to be employed by and devote substantially all of Executive’s business time and attention to the Company and the promotion of its interests; provided, however, that, to the extent that such activities do not violate the terms of, or interfere with his performance of his duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage his personal, financial and legal affairs and participate in such civic and philanthropic activities as he shall determine appropriate. Except as expressly set forth herein or as consented to by the Board of Directors of the Company (the “Board”), during the Term, Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates. Executive shall perform such lawful duties and responsibilities as reasonably directed from time to time by the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. During the Term, upon request, Executive shall serve as an officer and/or director of one or more subsidiaries of the Company, provided that such activities shall be reasonably connected to his duties hereunder, and Executive shall have been afforded indemnification and director and officer liability insurance coverage consistent with that provided in connection with his primary activities.

(b) Location. During the Term, Executive’s principal place of employment shall be in the Company’s principal office in Chicago, Illinois (or such other location determined by the Board after consultation with the Executive within the greater Chicago area). Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

3. Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $700,000, payable in accordance with the Company’s applicable payroll practices. Base Salary may be increased (but not decreased) on an annual basis as determined by the Board in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b) Annual Bonus. During the Term, subject to Section 4(b), Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”), with a target bonus opportunity of 100% of Base Salary (the “Target Bonus”), under a bonus plan to be established in good faith by the Company, based upon reasonably attainable objectives (which may be based on a number of financial and operational metrics, including but not limited to EBITDA) and reasonably attainable subjective factors set by the Board or Compensation Committee of the Board (the “Compensation Committee”) annually, in advance, after consultation with Executive; provided, however, that for calendar year 2013, Executive’s Annual Bonus payout shall not be less than the Target Bonus amount determined as if Executive had worked for the entire 2013 calendar year; and provided further, that for calendar years beginning after December 31, 2013, Executive shall be entitled to the Target Bonus amount upon achievement of at least 80% and up to 105% of the reasonably attainable performance objectives established by the Compensation Committee after consultation with Executive, and for all calendar years during the Term, Executive shall be entitled to an Annual Bonus of up to 150% of the Target Bonus, as determined by the Compensation Committee, upon achievement of greater than 105% of the performance objectives. For the avoidance of doubt, for calendar years 2014 through 2016, (i) in the event less than 80% of the performance objectives are achieved, Executive shall not be entitled to an Annual Bonus, and (ii) if between 80% and 105% of the performance objectives are achieved, the Annual Bonus shall equal the Target Bonus amount. The Annual Bonus payable for any calendar year shall be paid in cash and in a lump sum during the following year, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments promptly after results have been determined (which for the avoidance of doubt shall be after the Board’s receipt of audited financials for the year to which the Annual Bonus, if any, relates), subject, except as otherwise provided herein, to Executive’s continued employment through December 31 of the calendar year to which the bonus relates, regardless of whether Executive is employed on the date of payment.

(c) Grants of Equity-Based Awards.

(i) On or within ninety (90) days following the Effective Date, Executive shall be granted restricted stock units (“RSUs”) in respect of the Company’s common stock. The number of RSUs to be granted shall equal an aggregate number of shares of the Company’s common stock with a fair market value (determined based on the value of the common stock at the Company’s emergence from bankruptcy (the “Initial FMV”)) of up to $190,000 based on the extent to which Executive has forfeited certain amounts of incentive compensation otherwise due to vest prior to June 30, 2013, from his former employer upon his termination of employment. Except as otherwise provided herein, the RSUs granted pursuant to this Section 3(c)(i), if any (the “Sign-on Award”), shall vest based on Executive’s service with the Company in equal annual installments over four consecutive years from the Effective Date. Executive shall receive retroactive vesting credit for the period beginning on January 1, 2013, through the date of Grant of the RSUs.

(ii) On or within ninety (90) days following the Effective Date (or in the case of Performance Shares following the establishment of the applicable performance metrics), and with respect to each subsequent year of the Initial Term, Executive shall be granted a combination of RSUs, Performance Share Units (“PSUs”) and nonqualified stock options (“Options”) with an aggregate fair value equal to 100% of the then-current Base Salary (based on the fair market value of the Company’s common stock on the date of grant). The equity award each year shall be divided among the three types of awards as follows: RSUs – 30%; PSUs – 40%; and Options – 30%. The exercise price of each grant of Options shall be the fair market value as of the date of grant. Each grant of Options and RSUs shall vest in equal annual installments over four years. All or a portion of each grant of PSUs shall vest at the end of a three year performance period relating to the grant. The Compensation Committee shall establish the PSU performance criteria in good faith and in consultation with the Executive. With respect to the initial grant of RSUs, PSUs and Options, Executive shall receive retroactive vesting credit for the period beginning on January 1, 2013, through the date of Grant. The RSUs, PSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company in good faith consultation with Executive.

(d) Sign-on Bonus. In the event that Executive receives less than $590,000 from his prior employer as an annual bonus in respect of 2012, and Executive substantiates the amount of such bonus to the satisfaction of the Committee, Executive shall be entitled to a cash sign-on bonus in the amount of $150,000, payable on the first regularly scheduled payroll date of the Company following March 15, 2013, provided that Executive remains continuously and actively employed by the Company through the date of bonus payment.

(e) Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs (including without limitation, four (4) weeks’ vacation per calendar year, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with Executive’s position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans, provided that nothing herein shall limit the Company’s ability to amend, modify or terminate any such plans or arrangements.

(f) Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement for senior executives as approved by the Board in good faith consultation with Executive (which shall include appropriate itemization and substantiation of expenses incurred).

(g) Indemnification. The Executive will be entitled to indemnification and prompt advancement of legal fees, costs and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise. During the Term and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.

4. Termination of Employment. (a) Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 90 days’ advance written notice (the “Notice Period”) of any voluntary resignation of Executive’s employment hereunder (other than resignation for Good Reason or Non-Renewal) (and in such event the Company shall be required to pay Executive throughout the Notice Period, it being understood that such termination shall still be treated as a voluntary resignation without Good Reason for purposes of this Agreement). Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death. The Company reserves the right to require Executive not to be in the offices of the Company or any of its Affiliates and/or not to undertake all or any of Executive’s duties and/or not to contact clients, colleagues or advisors of the Company or any of its Affiliates (unless otherwise instructed) during all or part of any period of notice of Executive’s termination of service. During the Notice Period, Executive’s terms and conditions of service and duties of fidelity and confidentiality to the Company remain in full force and effect and, during any such Notice Period, Executive will remain a service provider to the Company and shall not be employed or engaged in any other business.

(b) Following any termination of Executive’s employment, except as otherwise provided for under this Section 4, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and for payment of any unreimbursed expenses under Section 3(e), in each case accrued or incurred, through the date of termination of employment and timely submitted for reimbursement, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable (including vacation pay) to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law. For the avoidance of doubt, any unpaid Annual Bonus shall be forfeited if Executive’s employment terminates prior to the last day of the year to which such Annual Bonus relates or is terminated by the Company with Cause prior to the payment of such Annual Bonus; provided that Executive shall be entitled to a prorated portion of any Annual Bonus otherwise payable for the year of termination in certain circumstances as set forth in Section 4(c) and (d) below. Except as specifically provided otherwise in the grant agreement or in this Agreement, all unvested Options and RSUs shall terminate immediately upon termination of Executive’s employment for any reason, and all vested Options shall terminate immediately upon termination of Executive’s employment by the Company with Cause.

(c) If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), by Executive for Good Reason, or upon the expiration of the Term in connection with a timely Non-Renewal by the Company, then Executive shall be entitled to receive severance pay in an aggregate amount (the “Severance Amount”) equal to:

(i) An amount equal to the product of (A) the Severance Multiple times (B) the sum of (x) Executive’s then-current Base Salary plus (y) Executive’s Annual Bonus for the year prior to the year of termination (or Executive’s target Annual Bonus level (i.e., 100% of Base Salary) if such termination occurs during the 2013 fiscal year), such sum to be payable in substantially equal installments consistent with the Company’s payroll practices during the twenty-four (24) month period (or in the case of a Company Non-Renewal at the expiration of the Initial Term, the twelve (12) month period) immediately following such termination. As used in this Section 4(c)(i), the term Severance Multiple shall mean either (x) in the case of a termination by the Company without Cause (other than due to death or Disability), by Executive for Good Reason, or upon the expiration of any Renewal Term in connection with a timely Non-Renewal by the Company, two (2), or (y) in the case of a termination upon the expiration of the Initial Term in connection with a timely Non-Renewal by the Company, one (1).

(ii) Continuation of any health and dental insurance benefits under the terms of the applicable Company benefit plans for twenty-four (24) months (or in the case of a Company Non-Renewal at the expiration of the Initial Term, twelve (12) months), subject to the Company’s continuing to provide such insurance benefits for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under the recently enacted healthcare reform law (the Patient Protection and Affordable Care Act) or other applicable law, the Company may alternatively provide Executive with a cash payment in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time) (the benefits provided by this clause (ii) are referred to as the “Continued Benefits”).

(iii) Payment of any earned but unpaid Annual Bonus, if any, for the calendar year prior to the calendar year in which such termination of employment occurs.

(iv) Payment of an amount equal to the Annual Bonus that would have been otherwise payable to Executive for the fiscal year in which such termination occurs (based on pro-forma performance over the entire fiscal year extrapolated from the performance run rate through the date of termination), multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365.

(v) Accelerated vesting of Options and RSUs granted prior to the date of termination that would have vested over the two-year period following such termination, and accelerated vesting of one hundred percent (100%) of the then-unvested RSUs granted to Executive as part of the Sign-on Award, if any. All vested Options shall remain exercisable for a 90-day period following the date of termination.

(vi) Pro-rata vesting of PSUs with respect to that portion of the PSUs performance period that has elapsed prior to the date of termination, determined by multiplying the number of shares issuable under each PSU by a fraction, the numerator of which is the number of days worked by Executive in the PSU’s performance period and the denominator of which is 1,095 in order to determine a target number of shares issuable under each PSU, with the actual number of shares to be issued pursuant to such PSUs to be determined based on actual Company performance through the end of the PSUs’ performance period within which the Executive terminates employment.

For the avoidance of doubt, in the event that Executive’s employment terminates upon the expiration of the Term in connection with a timely Non-Renewal by Executive at any time, Executive shall be entitled solely to the accrued amounts described above in Section 4(b) as provided upon a voluntary termination of employment by Executive without Good Reason.

(d) If Executive’s employment is terminated due to death or by the Company due to Disability, then Executive shall be entitled to receive (i) payment of any accrued but unpaid Base Salary and any earned but unpaid Annual Bonus, if any, for the calendar year prior to the calendar year in which such termination of employment occurs, (ii) an amount equal to the Annual Bonus that would have been otherwise payable to Executive for the fiscal year in which such termination occurs (based on pro-forma performance over the entire fiscal year extrapolated from the performance run rate through the date of termination), multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365, (iii) the Continued Benefits (including vacation pay), (iv) payment of any unreimbursed expenses incurred through the date of termination, and (v) accelerated vesting of one hundred percent (100%) of the then-unvested RSUs granted to Executive as part of the Sign-on Award, if any.

(e) Notwithstanding anything herein to the contrary, upon Executive’s Retirement, Executive shall vest in full in one hundred percent (100%) of his then-outstanding and unvested RSUs, PSUs, and Options (the “Accelerated Awards”); provided, however, that if, following such Retirement, Executive breaches any of the covenants set forth in Section 5 below, Executive shall (x) immediately forfeit to the Company for no consideration all securities received by Executive in respect of such Accelerated Awards that are then held by Executive, which securities shall be delivered to the Company within thirty (30) days following such breach free and clear of all liens, claims, and other encumbrances, and (y) repay to the Company within thirty (30) days following such breach an amount in cash equal to the gross amount of any gains realized by Executive or his immediate family (including any trust or and other estate planning vehicle established by Executive for their benefit) from the sale or transfer of, and any dividends declared after the date of Retirement on, any securities received by him in respect of such Accelerated Awards (including, for the avoidance of doubt, (i) any amounts withheld by the Company in lieu of issuing securities upon the vesting or exercise of such Accelerated Awards for the payment of taxes or otherwise, and (ii) any tax benefits realized in connection with the donation of such securities to any charity) over the amount paid for such securities. For purposes of this Section 4(e), the term “Retirement” shall mean Executive’s voluntary termination of employment without Good Reason after attaining age sixty-two (62), provided that he shall have provided at least six (6) months’ notice to the Company.

(f) Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to the payment and benefits and certain rights set forth in Section 4(c), 4(d), and 4(e) shall be (A) conditioned upon Executive having provided an irrevocable waiver and release of claims in favor of the Company, its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit A to be negotiated in good faith, that has become effective in accordance with its terms within 55 days following the termination of Executive’s employment (the “Release Condition”), (B) subject to Executive’s continued compliance in all material respects with the terms of this Agreement and (C) subject to Section 25.

(g) Upon termination of Executive’s employment for any reason, upon the Company’s request, Executive agrees to resign, as of the date of such termination of employment or such other date requested, from any positions that the Executive holds with the Company and any of its Affiliates (whether as an employee, officer, director, consultant, trustee, committee member or otherwise) to the extent Executive is then serving thereon; provided that the indemnification and insurance provided for herein shall remain in full force and effect.

(h) Following any termination of Executive’s employment, Executive shall have no obligation to seek other employment. There shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to later employment, consultancy or other remunerative activity of Executive.

5. Noncompetition and Nonsolicitation. For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and any Affiliates of the Company that are Controlled by the Company.

(a) Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) while an employee of the Company and during the two-year period following termination of employment for any reason (or in the case of a termination upon the expiration of the Initial Term in connection with a timely Non-Renewal by the Company or the Executive, during the one-year period following such termination), engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of Executive’s employment, that compete directly with the Company and its subsidiaries, and any other Affiliates of the Company whose business is related to that of the Company in the business of television broadcasting, newspaper publishing, or other digital information or entertainment services, or any other business in which the Company or any of its Affiliates is engaged (or in which the Company or any of its Affiliates has been actively planning to engage) at the time of termination (in all cases other than businesses that are immaterial to the Company), including any activities or businesses of the Company, its subsidiaries or such Affiliates that involve any person or entity with whom the Company has engaged in substantive dialogue at the time of termination of Executive’s employment regarding entry into a material business relationship (but only to the extent that a material business relationship is consummated with any such person or entity within twelve (12) months following the termination of Executive’s employment) (“Competitive Activities”), or assist any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a)(i); provided that the foregoing shall not prevent Executive from providing services as a consultant, employee, advisor, or otherwise with a Person that engages in Competitive Activities, if such service relationship is restricted solely to one or more portions of the operations and businesses of such Person, such portions do not engage in Competitive Activities, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such Person or any business segments thereof that engage in Competitive Activities; or

(ii) while an employee of the Company and during the two-year period following termination of employment for any reason (or in the case of a termination upon the expiration of the Initial Term in connection with a timely Non-Renewal by the Company or the Executive, during the one-year period following such termination), (A) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or Persons who have worked for the Company during the 12 month period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than Executive’s secretary/executive assistant); (B) intentionally interfere with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company; or (C) assist any Person in any way to do, or attempt to do, anything prohibited by Section 5(a)(ii)(A) or (B) above; provided that the preceding Section 5(a)(ii)(A) shall not prohibit Executive from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other Persons described in Section 5(a)(ii)(A) or (y) soliciting or hiring any employee or other Person described in Section 5(a)(ii)(A) who is referred to Executive by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by Executive to solicit any such employee or Person or category thereof.

The periods during which the provisions of Section 5(a) apply shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a), to the extent permitted by law.

(b) The provisions of Section 5(a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 2% of any publicly traded class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; or (ii) less than an aggregate of 1% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

(c) Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. Executive acknowledges that Executive is being provided with significant additional consideration (to which Executive is not otherwise entitled) to induce Executive to enter into this Agreement. In light of the foregoing, and the Company’s and Executive’s mutual understanding that in the course of Executive’s duties with the Company he will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement (specifically including Section 5(a)) is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6. Nondisclosure of Confidential Information. (a) Executive acknowledges that Executive shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company, and consult with and assist the Company, at the Company’s expense, in seeking a protective order or request for other appropriate remedy, if permitted by law, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

(c) Except as expressly set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or as may be required by law or ordered by a court or to enforce his rights pursuant to Section 18 of this Agreement or as may be required to allow Executive to negotiate his exit from his current employer. Executive further agrees that any disclosure to Executive’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d) Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7. Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that Executive shall be permitted to retain a copy of his contacts/rolodex and personal files.

8. Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b) Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, including reasonable compensation to Executive if such services occur after the Term, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment with the Company.

(c) Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9. Nondisparagement. While employed and at all times thereafter, Executive shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements).

10. Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 5, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of Section 5 of this Agreement.

11. Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of such provision.

12. Representations of Executive; Advice of Counsel. (a) Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term (other than Executive’s agreement with NBC Universal Media, LLC (“NBC”), the release of which restrictions by NBC (excluding restrictions on solicitation and disclosure of confidential information) shall be a condition to the parties’ respective obligations hereunder), (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive possesses any licenses or certifications necessary for Executive to perform his duties hereunder and commencement of employment with the Company shall not be a breach of such representation).

(b) Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13. Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relate to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall provide Executive with reasonable compensation for his time and reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

14. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15. Assignment. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 15(b) hereof, or to an Affiliate of the Company, provided that any such assignee expressly agrees to assume in writing and perform all obligations of the Company hereunder.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

16. Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Illinois, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Illinois without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

17. Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within Cook County, Illinois (or, if subject matter jurisdiction in such courts is not available, in any state court located within Cook County, Illinois) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by either party.

(b) The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e) The prevailing party shall be entitled to reimbursement of its costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

18. Intentionally Omitted.

19. Amendment; No Waiver; Severability. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

20. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

21. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions. Without limiting the generality of the foregoing or Section 1(a): Sections 5 through 25 of this Agreement shall survive the termination of this Agreement and continue to apply following the end of the Term, unless otherwise modified by a separate agreement between Executive and the Company.

22. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Tribune Company
435 North Michigan Avenue
Chicago, IL 60611
Attn: Chief Executive Officer

and

Attn: Chairman of the Compensation Committee

With a copy to:	Andrew Gaines, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
againes@paulweiss.com

and

Mr. Ken Liang
Managing Director
Oaktree Capital Management L.P
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
kliang@oaktreecapital.com

If to Executive:	Mr. Lawrence Wert
At the most recent address on file with
the Company

With a copy to:	Alan B. Patzik, Esq.
Patzik, Frank & Samotny Ltd.
150 South Wacker Drive – Suite 1500
Chicago, Illinois 60606
apatzik@pfs-law.com

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

23. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

24. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25. Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treasury Regulations § 1.409A-1(h), provided that Executive satisfies the Release Condition, if required by Section 4(f). Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs, and provided that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

26. Condition to the Parties’ Obligations. The parties agree that Executive must, prior to the Effective Date, negotiate a reasonably acceptable termination arrangement with NBC, including without limitation the release of any existing post-employment restrictions on his ability to work for the Company, it being agreed that the Executive may have continuing confidentiality and non-solicitation covenants. Accordingly, the parties agree that Executive shall have the right, upon notice given to Company within thirty (30) days of the date hereof, to cancel this Agreement with no further liability of either party hereunder.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

TRIBUNE COMPANY

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	EVP/General Counsel

LAWRENCE WERT /s/ Lawrence Wert

Annex A

Certain Definitions

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (c) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of Executive’s duties; or (g) any finding by the Securities and Exchange Commission pertaining to the willful conduct of the Executive which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that Executive shall be provided a 10-day period to cure any such breach set forth in clause (c), (e) or (f), to the extent curable. For the avoidance of doubt, placing the Executive on paid leave for up to 60 days during which the Company continues to provide the Executive with all compensation and benefits provided for under this Agreement, pending the Board’s good faith determination of whether there is a basis to terminate the Executive for Cause, will not by itself (i) constitute a termination of the Executive’s employment hereunder or (ii) provide the Executive with Good Reason to resign his employment.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 120 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.

“Good Reason” means, without the Executive’s prior written consent, one or more of the following events: (a) a reduction in the Base Salary or Annual Bonus target opportunity; (b) a material diminution or adverse change in the duties, authority, responsibilities, positions or reporting lines of authority of the Executive; or (c) the Company’ s requiring the Executive to be based at a location in excess of 50 miles from the location of the Executive’s principal job location or office specified in Section 2(b), except for required travel on the Company’s business to an extent substantially consistent with the Executive’ s position; provided, however, that prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have ten (10) days after receipt of such notice to cure such facts and circumstances, to the extent curable (and if so cured, then Executive shall not be permitted to resign for Good Reason in respect thereof). Any termination of employment by Executive for Good Reason shall be communicated to the Company by written notice, which shall include Executive’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter).

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

GENERAL RELEASE AND

COVENANT NOT TO SUE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1. Lawrence Wert (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (“Executive Related Parties”), in consideration for the amounts payable and benefits to be provided to him under that Employment Agreement dated as of February 12, 2013, between Tribune Company, a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”), hereby covenants not to sue or pursue any litigation against, and waives releases and discharges the Company, its Affiliates (as defined in the Employment Agreement), their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its Affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue); (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries; (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights Executive and the Executive Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable.

2. Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from (i) filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding; or (ii) pursuing any claim Executive may have to unemployment or workers’ compensation benefits.

3. In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that he is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4. The Company’s offer to Executive of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Employment Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. Executive acknowledges that Executive has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

5. Executive acknowledges that he has been offered a period of time of at least [21/45]1 days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). Executive acknowledges and agrees that he has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant

[1]	NTD: To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).

Not to Sue. Executive further acknowledges that Executive has read this General Release and Covenant not to sue carefully, has been advised by the Company to, and has in fact, consulted an attorney, and fully understands that by signing this General Release and Covenant Not to Sue Executive is giving up certain rights which he may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors of the Company written notice stating that he is canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in the Sections of the Employment Agreement referred to in Section 4(f) of the Employment Agreement, unless and until the requirements with respect thereto are met. Executive acknowledges that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by him, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect.

6. The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

7. Except as set forth on Schedule 1 to this General Release and Covenant Not to Sue, the Company represents, as a condition to Executive’s execution of this General Release and Covenant Not to Sue, that it is not aware of any facts, conditions, or circumstances that might be reasonably believed to give rise to any claim by the Company or its Affiliates against Executive.

IN WITNESS WHEREOF, Executive and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.

TRIBUNE COMPANY

By:

Name:
Title:
Date:

EXECUTIVE

Lawrence Wert

Date:

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